Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

          This Management Services Agreement ("Agreement") made as of this 1st day of November, 2005, by and between Empire Payphones, Inc., a New York corporation with its principal place of business at 44 Wall Street, New York, NY 10005 ("Empire"), and ETS Payphones, Inc., a Delaware corporation, with its principal place of business at 1490 Westfork Drive, Lithia Springs, GA 30122 ("ETS" or "Owner"). Empire and Owner may collectively be referred to herein as "Parties" or each individually as a "Party."

Recitals

          WHEREAS, Owner currently owns and operates certain pay telephone equipment in 30 states, the District of Columbia and Puerto Rico (the "Business"); and

          WHEREAS, ETS, as Seller, and Empire, as purchaser, have entered into an Asset Sale Agreement, of even date (the "ASA"), pursuant to which, subject, inter alia, to obtaining all required approvals, ETS has agreed to sell and convey to Empire substantially all of its payphones and related equipment, supplies, inventory and other personalty used in the Business (the "Assets", with capitalized terms used herein, unless herein defined, as defined in the ASA); and

          WHEREAS, ETS, in the operation of its Business, has and continues to incur financial losses; and

          WHEREAS, Empire is knowledgeable in the installation, maintenance, collection, repair, removal, relocation and operation of pay telephone equipment; and

          WHEREAS, pending obtaining all required approvals and the closing of the sale under the ASA, the Board of Directors of ETS has determined that it is in the best interests of ETS to engage Empire to provide management services and assume operating responsibility for the Business as of the Commencement Date, and, during the Term hereof, assume liability for, and fund all operational losses of such Business, if any; and

          WHEREAS, Empire, in consideration for the Management Fee (as hereinafter defined), has agreed to provide such services to ETS and fund such operating losses subject to the terms and conditions hereinafter set forth; and

          NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      EMPIRE'S SERVICES

           (a)      During the Term (as defined hereinafter) and subject to the provisions of this Agreement, Empire shall have the authority to supervise and direct the management and operation of ETS' Business and shall be vested with the full power and authority necessary to fulfill its responsibilities, in each case subject to the oversight of the Board of Directors of ETS (the "Board"). The management and operational services to be performed by Empire shall include (i) the installation, collection, maintenance, repair, removal, relocation and related services for the pay telephones; (ii) the accounting, billing, collection of all revenue and remittance of all payments and obligations; and (iii) support and management of ETS employees, record keeping, making payroll and provision of administrative services in conjunction therewith (collectively "Services"). The Services shall include, but not be limited to, those set forth in Exhibit A hereto.

           (b)      Prior to the Commencement Date, Empire shall provide ETS with written notice of the names of the Empire personnel (the "Management Team") who shall be designated to oversee the provision of Services and otherwise perform Empire's obligations under this Agreement; provided, however, that in the event of the death, resignation or disability of any of the Management Team, or upon the termination of the employment of any of the Management Team by Empire, such Person shall be replaced by an individual selected by the remaining Management Team and the Board shall be notified in writing of such replacement; provided, further, however, that notwithstanding anything to the contrary set forth herein, the Management Team shall remain employees of Empire and shall not be deemed employees of ETS. Empire shall have all power and authority to take such actions and make such decisions necessary to provide the Services contemplated hereby and otherwise perform Empire's obligations hereunder to use its commercially reasonable efforts to promote the Business and interests of ETS, and to cause the Management Team to do (or not to do, as applicable) the same, subject, in each case, to any limitations imposed upon Empire by any applicable law, regulations and any limitations or restrictions contained in any agreement to which ETS is a party.

2.      TERM OF AGREEMENT - Subject to the provisions of Section 3 hereof, the term of this Agreement and the Parties' respective obligations under this Agreement shall commence on November 1, 2005 (the "Commencement Date") and shall continue for a period of two (2) years (the "Initial Term"); provided that this Agreement shall terminate prior to the end of the Initial Term (or any Renewal Term) in accordance with Section 3(a) below. Unless earlier terminated, the Initial Term of this Agreement shall be automatically extended for successive periods of one (1) year each (a "Renewal Term", with the then current term, whether the Initial Term or Renewal Term, being referred to herein as the "Term"), unless Empire, not later than sixty (60) days before the end of the Initial or then current Renewal Term, notifies ETS that the Agreement will terminate at the end of the Initial or then current Renewal Term.

3.      TERMINATION

           (a)      This Agreement is subject to termination ("Termination") prior to the end of the Initial Term or any Renewal Term: (i) by mutual written agreement of the Parties; (ii) upon the sale by ETS of all or substantially all of its assets to Empire (or its affiliates) (the "Sale"); (iii) upon the termination of the ASA as a result of ETS entering into an agreement relating to a Superior Proposal (as defined in the ASA) pursuant to Sections 6.4 and 9.1.2(d) of the ASA; (iv) solely at Empire's election, upon the termination of the ASA for any other reason; (v) the unanimous vote or consent of the Board to terminate this Agreement after the Initial Term, or (vi) by ETS for Cause. "Cause" as used in this Agreement means with respect to Empire or any member of the Management Team, (i) a material breach by Empire or any member of the Management Team of any of its obligations under this Agreement which breach shall not have been cured within 30 days following written notice by ETS to Empire of such breach, (ii) Empire or any member of the Management Team has been convicted of, or entered a plea of nolo contendere to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof relating directly to the Operations or the Business, or (iii) Empire or any member of the Management Team has committed an act constituting fraud, gross negligence or willful misconduct in connection with its duties hereunder; or (iv) breach of the provisions of Section 18 (Confidentiality) or Section 22 (Non-Competition) of this Agreement which (if capable of being cured) shall not have been cured within 30 days following written notice by ETS to Empire of such breach.

           (b)      Method of Termination.

(i)	If this Agreement is terminated because of a Sale, the Agreement shall be deemed terminated as of the date of the Closing.

(ii)	If this Agreement is terminated upon the unanimous vote or consent of the Board to terminate this Agreement after the Initial Term, ETS shall be required to give prior written notice of such Termination to Empire at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, and, as a condition to such termination, within thirty (30) days after giving such notice, ETS shall be required to place in escrow with Empire's counsel the total amount of the Initial Payment, Installment Payments, Shortfall Advances and Assumed Commissions (as those terms are defined herein or in the ASA) that have been paid, incurred, settled or otherwise resolved by Empire. If the funding condition is satisfied and the termination of this Agreement as a result of such Board decision is effective, the Termination Date shall be the ninety-first (91st) day after ETS provides notice of such decision to Empire.

(iii)	If this Agreement is terminated at Empire's election because of the termination of the ASA, this Agreement shall terminate upon the date notice of Termination is given by Empire.

(iv)	If Empire notified ETS of its desire to terminate the Agreement, not later than sixty (60) days before the end of the Term, and not have it automatically renewed, the Termination Date shall be the final day of the Term.

(v)	If ETS terminates the Agreement for Cause, the Termination Date shall be the thirty-first (31st) day following the written notice required to terminate for Cause and any required cure period expires.

(vi)	If this Agreement is terminated for any other reason the party terminating this Agreement shall be required to give thirty (30) days prior written notice, and the Termination Date shall be the last day of the quarter in which such written notice of Termination is give.

(vii)	If this Agreement is terminated for any reason other than the Closing of the Sale to Empire under the ASA,, (i) Empire shall have no liability or obligation for any Expenses, for any Assumed Commissions that have not been paid, settled, satisfied or otherwise resolved, or for any other liabilities or obligations relating to the Business arising from and after the Termination Date; and (ii) ETS shall be obligated to repay to Empire, within five (5) business days after the Termination Date, any Initial Payment, Installment Payments, Shortfall Advances and Assumed Commissions (as those terms are defined herein and in the ASA) that have been paid, incurred, settled or otherwise resolved by Empire.

           (c)      Transition. Following any Termination of this Agreement, each Party shall cooperate in good faith with the other to maintain, transfer and/or retain all assets and records, and take all other actions reasonably necessary to provide ETS and their respective successors and assigns with sufficient information to calculate any portion of the Management Fee that may be owing, perform a final accounting and make alternative service arrangements substantially consistent with those contemplated by this Agreement. Unless the Agreement is terminated for Cause, the Management Fee shall be calculated as if the Termination Date was the last day of the then current quarter during which the Termination Date occurs. Upon Termination, Empire shall cooperate with ETS, and execute such documents as reasonably may be required, to transition the management of the Business back to ETS.

4.      CHARGES FOR SERVICES

           (a)      In consideration of Empire's provision of Services, Empire shall be entitled to receive a management fee (the "Management Fee") which shall be calculated and payable as set forth in this Section 4(a). Beginning on the Commencement Date and through the Term, Empire shall have the sole and exclusive right and authority to collect all coin in the pay telephone equipment ("Coin Revenue"), long distance revenues, operator service provider revenues, the prorated amount of any bonus or upfront payment made under any operator service provider agreement, all receipts from Dial Around Service Providers (as defined hereinafter), advertising revenue, sales and service revenue, any other line items of revenue reflected on ETS' income statement provided to Empire covering the period of January through August, 2005, and all accounts receivable and other revenues generated by the Business on or after the Commencement Date (collectively, excluding Coin Revenue, the "Contract Revenue"). Notwithstanding anything to the contrary herein contained, Empire shall still be obligated to pay to ETS the Coin Amount (as defined in the ASA). Empire shall be responsible for, and shall bear and pay from Coin Revenue, Contract Revenue or otherwise fund from its own cash to the extent of any shortfall ("Shortfall Advances"), all costs and expenses associated with (i) the provision of Services, (ii) any capital improvements or extraordinary expenses necessary for the conduct of the Business, (iii) the conduct of the Business and the management of ETS' affairs relating to the Business provided hereunder and arising from and after the Commencement Date, including, without limitation, all administrative overhead relating solely to the Business (but not any other administrative cost or overhead of ETS' corporate affairs), all ETS managed employee salaries, benefits, withholding, unemployment, workers compensation and any other taxes required to be paid by employers relating to the employment of its employees (except for such employee related expenses for certain Nonmanaged Employees as described hereinafter), insurance policy premiums, all ILEC, CLEC and other telephone company charges, all costs of maintenance, repairs and replacement, all commissions, any fees under any site contracts, Service Agreements (as defined hereinafter) or any contracts or agreements, all of which shall be payable in the same manner as historically paid by ETS, and (iv) a resource fee in the amount of $92,000 per month to Manhattan Telecommunications Corporation ("MetTel"), manager's affiliate, for the use of MetTel's personnel, systems and resources in connection with providing the Services (the "MetTel Resource Fee") (i) through (iv) of this Section 4(a) shall be (collectively referred to herein as the "Expenses"). The Shortfall Advances shall be deemed to include any accrued but unpaid portion of the MetTel Resource Fee. Empire shall not be responsible for any costs or expenses of ETS' wind down operations, Board related activities or corporate overhead not directly related to the Business. At the end of the Initial Term (or upon Termination) or at the end of any Renewal Term (or upon earlier Termination), after payment of all Expenses, Shortfall Advances, Assumed Commissions (as hereinafter defined) (collectively, "Total Disbursements"), Empire shall receive the first $400,000 of Coin Revenue and Contract Revenue in excess of Total Disbursements for such Term ("Excess Revenue"), and thereafter, any Excess Revenue over $400,000 for such Term shall be divided and paid 50% to Empire and 50% to ETS within thirty (30) days of the end of such Term.

           (b)      From and after the Commencement Date, during the Term of this Agreement, Empire shall have the exclusive obligation to perform the Services and the rights associated therewith.

           (c)      The amounts due to ETS from providers of dial-around telecommunications services to ETS (the "Dial Around Service Providers") in the quarter in which the Commencement Date takes place shall be prorated by the number of days elapsed in such quarter prior to the Commencement Date. It shall be the obligation of Empire to make submissions for all calendar quarters after November 1, 2005. From and after such date through the Term, ETS shall not make any reports to the Dial Around Service Providers and shall not make any collections in respect thereof. Empire shall promptly remit to ETS (i) receipts from Dial Around Service Providers for periods prior to Commencement Date (including pro-rated amounts for the Quarter in which the Commencement Date took place) and (ii) copies of any and all data returned to ETS from the Dial Around Service Providers, including, but not limited to, any computer discs and printed copies of reports from Dial Around Service Providers that relate to any period prior to the Commencement Date.

           (d)      Expenses and receipts, including but not limited to, any taxes owing with regard to the Business, and all other similar items of expense or receipt related to the Business shall be prorated between ETS and Empire as of the Commencement Date.

5.      ILEC, CLEC AND OTHER SERVICE - During the Term of this Agreement, Empire shall have the right to contract with any carrier, competitive local exchange carrier ("CLEC") or other service provider for local, regional, long distance or operator provider service, or any other service that Empire, in its sole discretion determines, including, without limitation any affiliate of Empire providing such services (collectively, "Service Agreements"), and, to the extent required, ETS hereby provides Empire with a limited power of attorney coupled with an interest, to execute a Letter of Authorization or Agency to enter into any such Service Agreements on ETS' behalf during the Term of this Agreement. During the Term of this Agreement, ETS shall have no right to enter into any such Service Agreements with respect to the pay telephone equipment.

6.      AGENCY - Under the terms and subject to the conditions of this Agreement, ETS hereby appoints Empire as its agent with a limited power of attorney coupled with an interest (a) to execute in ETS' name, documents and to take actions on behalf of ETS relating to the Services, (b) to prepare, execute and deliver, to the extent not done so by ETS, all written administrative notices, reports, certificates and other documents or instruments required under, and in accordance with, any regulatory requirements or existing contracts or requested in writing by ETS. ETS shall execute a limited power of attorney, if required, to provide Empire with the authority to execute such documents on behalf of ETS consistent with the agency relationship and providing the Services under this Agreement. Empire acknowledges and agrees that notwithstanding such agency, it does not have the authority and it shall not execute any contract or agreement (i) involving collective bargaining or other labor matters that would bind ETS, (ii) pledging the assets of ETS as collateral, (iii) obligating ETS on any loan except loans or obligations in the ordinary course of its business, including trade credit or (iv) which purports to sell any asset, including the pay telephone equipment except obsolete equipment with a value not to exceed $20,000 in the aggregate. Empire may obtain approval to execute such agreements and documents only upon prior written approval of the Chief Executive Officer, which shall not be unreasonably withheld.

7.      COMPLIANCE WITH LAWS

           (a)      In performing the Services, Empire and ETS shall each comply with all agreements, applicable federal, state and local laws, ordinances, regulations and codes. Empire and ETS shall each use commercially reasonable efforts to ensure such compliance by each of its employees, ETS managed employees, agents and representatives involved in performance of the Services.

           (b)      Unless otherwise provided by law, ETS and Empire shall cooperate in identifying and obtaining any permits, certificates, licenses, inspections or other governmental approvals (collectively, the "Authorizations") that might be required for Empire to provide the Services. Empire shall reimburse ETS for the expense of obtaining such Authorizations, provided that ETS obtain Empire's prior written approval to all such expenses.

8.      EMPIRE'S INSURANCE - During the term of this Agreement, Empire shall maintain commercially reasonable amounts of Comprehensive General Liability ("CGL") insurance with respect to the Operations, including contractual liability, products and completed operation coverage, and broad form property damage coverage. The CGL insurance shall designate ETS as an additional insured and Empire shall furnish ETS with certificates or other reasonably adequate proof of the foregoing insurance. Any such certificates furnished by Empire shall contain a clause stating that ETS is to be notified in writing at least thirty (30) days prior to cancellation of or any material change in the policy and its coverage.

9.      ASSUMED AND EXCLUDED LIABILITIES - From and after the Commencement Date Empire shall assume from ETS and thereafter pay, perform, and/or discharge in accordance with their respective terms: (i) all liabilities arising from the Business after the date of this Agreement, including, but not limited to, all Expenses and any fines or penalties assessed against ETS as a result of Empire's providing Services under this Agreement ("Assumed Liabilities"). Except as otherwise expressly provided in the ASA, Empire shall not assume, and shall not be responsible for any liabilities arising from, or otherwise relating to, the Operations prior to the Commencement Date, or any other liabilities of Owner whatsoever that are not Assumed Liabilities. Without in any way limiting the generality of the preceding, in no event shall Empire be liable for any costs incurred by ETS, or any costs otherwise relating to, obtaining Shareholder Approval of the transactions contemplated by the ASA. Pursuant to, and as otherwise provided in Section 20 of this Agreement, ETS shall indemnify and hold Empire harmless from and against any liabilities that are not Assumed Liabilities.

10.      NONMANAGED EMPLOYEES OF ETS - Certain senior management level and administrative employees of ETS who perform services for ETS' corporate overhead and not in connection with the Business will not be managed by Empire pursuant to this Agreement and Empire will not be responsible for payment of their salary, benefits or related expenses (the "Nonmanaged Employees"). The Nonmanaged Employees will perform corporate related and administrative functions for ETS and the Board and will provide no services in connection with the Business. The names of these employees will be provided to Empire at the Commencement Date. Empire acknowledges and agrees that from time to time during the Term of this Agreement and in the ordinary course of their duties, the Nonmanaged Employees may require information from or reasonable cooperation with Empire and ETS employees being managed by Empire. Empire agrees to reasonably cooperate with the Nonmanaged Employees, provide reasonable use of assets being used to perform the Services, and access to information at ETS or Empire, to the extent requested, in order for the Nonmanaged Employees to perform their jobs.

11.      ACCOUNTS - Empire shall establish and maintain sole control of accounts as are necessary for Empire to perform the Services and pay the Expenses (the "Accounts"). All Coin Revenue and Contract Revenue generated or that accrued after the Commencement Date shall be deposited in the Accounts. All Expenses will be paid from the Accounts. ETS acknowledges and agrees it shall not assert any ownership interest in, or otherwise claim or have any rights in the Accounts and shall not have access to the funds deposited therein. Notwithstanding anything to the contrary herein contained, nothing shall prevent Empire during the Term of this Agreement from commingling any of the funds in the Accounts with other Empire affiliates' monies or from Empire paying any Expenses from Shortfall Advances drawn from other Empire affiliates' accounts.

12.      OWNER-PROVIDED EQUIPMENT - Upon the execution of this Agreement, ETS shall provide to Empire the following components relating to the Business to be used by Empire in providing the Services.

           (a)      Complete pay telephone sets, including coin mechanisms, housing, locks, coin boxes, handsets and keys.

           (b)      All telephone booths, enclosures, stations, pedestals, for mounting, enclosures, fixtures, circuit boards and other equipment connected to, or installed in the pay telephone equipment.

           (c)      All signs, masts, swing away signs, telephone directory facilities and directories.

           (d)      All customer data, books and records associated with such the Business, all associated customer service records, all related computer tapes and/or records and files (written, printed or otherwise), accounts receivable status and history reports, and all customer service and provisioning history (the "Customer Data");

           (e)      Copies of all site contracts, vendor lists, agency agreements, commission agreements and any other contracts relating to the Business to which ETS is a party ("Contracts");

           (f)      A list of all pay telephone numbers ("ANIs"), keycodes, any other security codes to afford Empire access the Phones or any systems used or useful in connection with the Business ("Codes"); and

           (g)      A schedule of all licenses, permits, registrations and authorizations for the Business (the "Permits");

           (h)      All office equipment, furniture, general supplies, computer access, software and all other equipment used or useful in the conduct of the Business.

          Notwithstanding anything contained in this Agreement to the contrary, Empire expressly acknowledges that this Agreement does not convey ownership of any of the pay telephone equipment or other ETS’ assets to Empire.

13.      EMPIRE TOOLS AND EQUIPMENT - Unless otherwise specifically provided in this Agreement, Empire shall provide all tools and equipment necessary for performance of the Services ("Service Tools"). In the event that Empire uses as Service Tools any tools or equipment owned or rented by ETS ("Owner Service Tools"), Empire shall accept any such Tools, whether owned or leased, "as is, where is". ETS has no responsibility for the condition or state of repair of such Service Tools. ETS shall have or claim no interest in the Service Tools provided by Empire.

14.      SERVICES PROVIDED BY THIRD PARTIES - If any part of the Services for which Empire is responsible under this Agreement is performed by Empire subcontractors or other independent third parties, Empire shall be responsible to assure that such work is in conformance with applicable law and commercially reasonable standards and shall be solely responsible for the payment of all fees, charges and other expenses incurred in connection therewith ("Subcontractor Fees"). Empire shall indemnify and hold ETS harmless from and against any liabilities for such Subcontractor Fees and any other liability or damages incurred by ETS as a result of Empire's use of such subcontractor or independent third party.

15.      INDEPENDENT CONTRACTOR

           (a)      Empire and its employees, agents and representatives shall perform the Services under this Agreement in the capacity of independent contractors, and Empire acknowledges that Empire and its employees, agents and representatives shall not, by reason of this Agreement or performance of Services, be considered employees of ETS or entitled to any benefits otherwise available to employees of ETS.

           (b)      The employees of ETS that work under the supervision of Empire in the performance of the Services under this Agreement shall be and remain the employees of ETS, and nothing contained herein shall be construed to provide that such employees shall in any way be employees of Empire or be entitled to any rights or benefits otherwise available to the employees of Empire. Empire shall have no obligations in respect of any such ETS employees except as expressly herein provided.

16.      SUPERVISORY ROLE OF BOARD OF DIRECTORS AND ETS' CEO - The terms of this Agreement and the performance of Empire's obligations hereunder shall be subject to the general oversight of the Board; provided that the Board shall have no involvement in the day to day management of the Business by Empire. Empire shall communicate bi-weekly, at a minimum, with the Chief Executive Officer and the Chairman of the Board of ETS (the "CEO"), with respect to results of the Business and performance of the Services. Empire shall furnish reports to the Board and attend Board meetings upon reasonable request and notice. Empire shall immediately notify ETS of any written notice from any third party of any claim or legal process that is likely to become material to ETS. Except as provided herein, during the term of this Agreement Empire shall have the sole authority to make hiring and firing decisions with respect to middle management and rank and file employees of ETS in conjunction with performance of the Services, provided, however, that any decision to terminate the employment of Jeff Fennell or Michael McClellan ("Senior Managers") cannot be made unilaterally by Empire, but only upon recommendation to, and action by, the Board. In no event shall Empire have any liability for any severance or termination payment that may otherwise be payable to any Senior Manager under any agreements with, or policies of, ETS, and any such obligation shall remain the responsibility of ETS. Empire shall have no rights to hire or fire Nonmanaged Employees.

17.      USE OF INFORMATION

           (a)      ETS shall provide Empire with all:

(i)	Security codes for access to all pay telephone equipment and and and all other security codes, passwords, identification numbers, combinations and similar items relating to the Business and the assets thereof (collectively, the "Security Codes"), together with all licenses and rights of use, if any, granted with respect thereto;

(ii)	to the extent reasonably required by Empire, copies of all registries, applications, permits, franchises, licenses, authorizations and approvals submitted or filed by ETS to or with any governmental or regulatory authority, or issued or granted by any such authority to ETS, in connection with the Operations;

(iii)	all customer data, books and records associated with the Operations, including, without limitation, all associated customer service records, all related computer tapes and/or records and files (written, printed or otherwise), all revenue data and history reports, and all customer service and provisioning history (the "Customer Data");

           (b)      During the Term of this Agreement, and in connection with the performance of the Services, ETS hereby grants Empire a license to utilize the pay telephone numbers ("ANI's) listed on Exhibit B to the pay telephone equipment.

           (c)      All specifications, drawings, sketches, models, samples, tools, computer programs, technical information or data, and financial information, written, oral or otherwise, furnished by Empire to ETS under this Agreement or in contemplation hereof ("Empire Data") shall be considered by ETS to be confidential or proprietary and the confidentiality thereof shall be maintained by ETS and not violated or otherwise disclosed. All such Empire Data shall be, and remain at all times, the property of, and owned and controlled by Empire.

18.      CONFIDENTIALITY - Except to the extent necessary for Empire in the performance of its Services in the ordinary course of its business, the Parties hereby agree that neither them, their affiliates, nor any representatives of them or their affiliates will, without the prior written consent of the other Party, directly or indirectly, disclose to any other person any information obtained in providing Services pursuant to this Agreement that is not otherwise publicly available with respect to total Coin Revenue, total Contract Revenue, Expenses, the Management Fee, profitability or other similar facts with respect to the Operations ("Confidential Information"). Confidential Information may be disclosed: (i) with prior written notice to ETS as soon as practical, if compelled to be disclosed by judicial or administrative process or other requirements of law, including tax or other governmental filings; and (ii) to any affiliates, lenders, purchasers, and permitted successors and assigns of Empire.

19.      RETURN OF INFORMATION - Upon Termination, Empire shall cooperate with ETS and immediately deliver to ETS all Confidential Information and any other information or assets used by Empire or removed from ETS during the performance of Services. Empire shall not retain any copies or abstracts of the Confidential Information or other information obtain from ETS during the term of this Agreement.

20.      INDEMNIFICATION

                (a)      Indemnity by Owner. Subject to the terms and conditions of this Agreement and the limitations contained in this Section 20, ETS shall indemnify and hold harmless Empire from and against any damages, including reasonable attorneys fees and expenses, as a result of (i) any breach of a representation or warranty made by ETS in this Agreement; (ii) the breach of any covenant, agreement or undertaking by ETS contained in this Agreement; and (iii) any liability or obligation of ETS that is not an Assumed Liability.

                (b)      Indemnity by Empire. Subject to the terms and conditions of this Agreement and the limitations contained in this Section 20, Empire shall indemnify and hold harmless ETS from and against any damages, including reasonable attorneys fees and expenses, as a result of (i) any breach of a representation or warranty made by Empire in this Agreement; (ii) the breach of any covenant, agreement or undertaking by Empire contained in this Agreement; and (iii) any Assumed Liability.

                (c)      Third Party Claims.

(i)	Except as otherwise provided herein, the procedures set forth in the following paragraphs of this Section 20(c) shall apply to indemnification of claims arising from the assertion of liability by persons or entities not parties to this Agreement.

(ii)	The party seeking indemnification (the "Indemnified Party") shall, as promptly as reasonably practicable, give written notice to the party from which indemnification is sought (the "Indemnifying Party") of any assertion of liability by a third party that might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in this Agreement or in any document executed and delivered in connection herewith, stating the nature and basis of the assertion and the amount thereof to the extent known. Failure on the part of the Indemnified Party to give prompt notice to the Indemnifying Party shall not limit or otherwise affect such Indemnified Party's right to indemnification hereunder so long as the Indemnifying Party is not materially adversely affected.

(iii)	In the event that any legal action is brought against an Indemnified Party with respect to which the Indemnifying Party may have liability under an indemnity agreement contained in this Agreement or in any document executed and delivered in connection herewith, the Indemnifying Party shall have the right, at its sole cost and expense, to defend the Indemnified Party against such legal action (and any appeal and review thereof), with counsel reasonably acceptable to the Indemnified Party. In any such legal action, the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the Indemnifying Party shall keep the Indemnified Party fully informed as to such proceeding at all stages thereof, whether or not the Indemnified Party is represented by its own counsel.

(iv)	Until the Indemnifying Party shall have assumed the defense of such legal action, or if the Indemnified and Indemnifying Parties are both named parties in such legal action and the Indemnified Party shall have reasonably concluded that there may be defenses available to it that are different from or in addition to the defenses available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such legal action but shall remain responsible for its obligation as an indemnitor), all legal and other reasonable expenses incurred by the Indemnified Party as a result of such legal action, shall be borne solely by the Indemnifying Party. In such event the Indemnifying Party shall make available to the Indemnified Party and its attorneys and accountants, for review and copying, all of its books and records relating to such legal action and the parties agree to render to each other such assistance as may reasonably be requested in order to facilitate the proper and adequate defense of any such legal action.

(v)	Neither the Indemnifying Party nor the Indemnified Party shall make any settlement of any claim without the written consent of the other, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunction or other equitable relief against the Indemnified Party or its assets, employees or business.

           (d)      Notwithstanding anything to the contrary contained herein, no indemnification shall be available for either Indemnified Party for damages under this Section 20 until the aggregate amount of such damages exceed $10,000 respectively, and then to the full extent of such damages; provided in no event shall each Indemnified Party's indemnification obligation under this Section 20 exceed the Purchase Price in the ASA, with the exception of an indemnification obligation arising under Section 20(a)(iii) to which such limitation shall not apply .

21.      SURVIVAL OF OBLIGATIONS - Each Party's obligations under this Agreement, which by their nature would continue beyond the Termination, cancellation or expiration of this Agreement, including, by way of illustration only and not limitation, those in clauses titled "INDEMNIFICATION," "TRANSITION" and "CONFIDENTIALITY" shall survive Termination, cancellation or expiration of this Agreement for a period of two years after the Termination Date.

22.      NON-COMPETITION - Empire agrees that it shall not, directly or indirectly during the Term engage in competition or otherwise interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between ETS and any existing site owner where pay telephone equipment is located (a "Site Owner") in the states in which ETS conducts its Business. Notwithstanding the foregoing, during the Term, Empire may, enter into a contractual relationship with a Site Owner, or otherwise pursue or acquire another business opportunity with respect to a Site Owner for itself or direct such opportunity to a person other than ETS if in each case, if, after utilizing its best efforts, Empire is unable to renew any contractual relationship with any such Site Owner at the end of its term, or otherwise obtain such Site Owner's agreement to pursue or afford the subject business opportunity to ETS. "Competition" as used herein shall mean engaging in the ownership or operation of pay telephone services or equipment in the 30 states in which ETS owns and operates pay telephones the District of Columbia and Puerto Rico.

23.      COOPERATION - Empire agrees, upon reasonable notice, to cooperate at ETS' expense with ETS and its legal counsel on any matters relating to the conduct of any litigation, claim, suit, investigation or proceeding involving ETS in connection with any facts or circumstances occurring during Empire's engagement by ETS in which ETS reasonably determines that Empire's cooperation is necessary or appropriate. ETS, upon Empire's reasonable request, shall cooperate with Empire in connection with any matters relating to the performance of its Services under the terms of this Agreement.

24.      INJUNCTIVE RELIEF; REMEDY - Empire and ETS acknowledge to each other that a material breach or threatened material breach of any of the terms set forth herein may result in an irreparable and continuing harm to the other for which there may be no adequate remedy at law. Each party shall, without posting a bond, be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to it. All expenses, including, without limitation, attorney's fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

25.      EMPIRE REPRESENTATIONS - Empire represents and warrants to ETS as follows:

                (a)      Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (i) are within the corporate or other legal authority of Empire, (ii) have been duly authorized by all necessary corporate or other proceedings by Empire and (iii) do not and will not conflict with or result in any breach or contravention of any applicable law or any contract, agreement or of the certificate of incorporation, bylaws, or any similar organizational documents of Empire.

                (b)      Enforceability. The execution and delivery of this Agreement will result in a valid and legally binding obligation of Empire enforceable against it in accordance with the respective terms and provisions hereof except as enforceability is limited by bankruptcy, reorganization, insolvency, moratorium fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally.

26.      ETS REPRESENTATIONS - ETS represents and warrants to Empire as follows:

                (a)      Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (i) are within the corporate or other legal authority of ETS, (ii) have been duly authorized by all necessary corporate or other proceedings by ETS and (iii) do not and will not conflict with or result in any breach or contravention of any applicable law or any contract, agreement or of the certificate of incorporation, bylaws, or any similar organizational documents of ETS.

           (b)      Enforceability. The execution and delivery of this Agreement will result in a valid and legally binding obligation of ETS enforceable against it in accordance with the respective terms and provisions hereof except as enforceability is limited by bankruptcy, reorganization, insolvency, moratorium fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally.

27.      MISCELLANEOUS

                (a)      Further Assurances. From and after the date of this Agreement, each of the Parties will take such actions and execute and deliver to the other Party such further documents, instruments of assignment, conveyances and transfers as, in the reasonable opinion of counsel to the requesting Party, may be necessary to fully and completely consummate the transactions and agreements contemplated by this Agreement.

                (b)      Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Empire may assign its rights and obligations hereunder to an affiliate without the prior written consent of ETS provided that Empire shall remain liable for all of its obligations hereunder. Otherwise, neither Party shall be permitted to assign its rights and obligations hereunder. Nothing contained herein is intended to provide nor shall be construed as providing any rights to any third parties or any third party beneficiaries.

           (c)      Entire Agreement. Except as relates to existing service or dial tone agreements between the parties or their affiliates, and any other agreements not otherwise relating directly to the Business, this Agreement and the schedules and exhibits referred to herein constitute the entire agreement and understanding of the Parties and supersede any and all prior agreements and understandings relating to the use and administration of the pay telephone equipment and other matters provided for herein.

                (d)      Amendment, Waiver. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

                (e)      Governing Law, Jurisdiction. The construction and performance of this Agreement will be governed by the laws of the State of New York without regard to its laws or regulations relating to conflicts of law.

                (f)      Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement (a) shall be in writing; (b) shall be delivered personally, including by means of facsimile, overnight express delivery, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) shall be delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct in writing in accordance with this section (telephone numbers are provided to assist in coordination, but telephone conversations do not constitute notice):

(i) If to Empire:	Empire Payphones, Inc. 44 Wall Street, 6th Floor New York, NY 10005 Attn: Andoni Economou Facsimile: (212) 635-5074

with copies to:	Burton Weston, Esq. Garfunkel, Wild & Travis, P.C. 111 Great Neck Road Great Neck, NY 11021 Facsimile: (516) 466-5964

(ii) If to ETS:	Guy A. Longobardo, CEO ETS Payphones, Inc. 1490 Westfork Drive Suite G Lithia Springs, GA 30122 Facsimile: (914) 202-7239

with copies to:	Shannon Lowry Nagle, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Phone: (212) 806-5400 Facsimile: (212) 806-9039

                (g)      Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                (h)      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                (i)      Extension; Waiver. At any time after the execution of this Agreement, either party to this Agreement that is entitled to the benefits hereof may, but shall not be required to (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any misrepresentation (including an omission) or breach of a representation or warranty of the other party hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (c) waive compliance of the other party hereto with respect to any of the terms, conditions or provisions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party giving the extension or waiver.

                (j)      Severability. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

          IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the day and year first written above.

BUYER: Empire Payphones, Inc. By: /s/ Andoni Economou Andoni Economou Executive Vice President SELLER: ETS PAYPHONES, INC. By: /s/ Guy A. Longobardo Guy A. Longobardo Chief Executive Officer

EXHIBIT A

SERVICES

I.      INSTALLATION

1.      Empire is responsible for the installation of pay telephone station equipment, including in Empire's sole discretion, but not limited to, coin telephone sets, charge-a-call sets, long distance sets, and telephone devices for the deaf ("TDD's"), station equipment including pedestals, shelves, enclosures, booths, masts, signs, ground rods, lights, glass, and any other equipment not part of the payphone itself.

2.      Empire shall use commercially reasonable efforts to ensure that the owner, landlord, tenant or other individual or entity controlling the premises where the payphone installation is to be made ("Owner Customer") is notified of the planned installation.

3.      Empire retains the option in its discretion to perform any additional installation work in conjunction with any payphone installation. All installation work shall be performed by Empire in a commercially reasonable manner similar to the manner Empire would employ in connection with phones that it or any affiliate owns.

II.      ADMINISTRATION AND COLLECTIONS

1.      Empire is responsible for the administration and record keeping for all of the Phone equipment and for the collection of all revenue from the payphones which are subject to the terms of this Agreement. Empire may determine collection schedule, in its sole discretion.

2.      Empire's required collection activities shall include commercially reasonable methods to (i) collect coin box and replace it with an empty coin box (ii) test payphone to ensure proper operations (iii) clean payphone and shelf and (iv) to the extent necessary during each collection visit, provide miscellaneous coin station maintenance, e.g. coin testing, clearing jammed chutes, changing cards, and any minor maintenance required for the continued proper operation of the payphones.

3.      Empire shall use commercially reasonable methods to prevent theft and safeguard coin revenues collected from the payphones. Empire shall take commercially reasonable corrective action to prevent such theft when required. Any loss of coin revenue from the Payphones due to theft will be the sole responsibility of Empire.

4.      Empire shall be required to maintain records on all upper and lower housing and collection keys in its possession which relate to the payphones. Empire assumes responsibility for replacing lost/stolen/missing payphone keys, locks and other material supplied by ETS pursuant to the terms of this Agreement and the costs associated with such replacements shall be borne by Empire.

5.      Empire shall use software to establish the routes for collection of payphones.

III.     MAINTENANCE/REPAIR/REMOVALS

1.      Empire shall be responsible to properly maintain and repair the Payphones and ensure that all payphones and associated equipment are kept in working order and otherwise in compliance with regulatory requirements.

2.      Empire is responsible for changing out, removing, and relocating payphones, charge-a-call sets, AT&T sets, TDD's and any other equipment related to the payphones.

3.      Empire shall use software to assign responsibility for maintenance, repair and determining collections.

4.      All repair and maintenance work performed by Empire shall be performed in a commercially reasonable manner similar to the manner Empire would employ in connection with phones that it or any affiliate owns.